Exhibit 14.1
FARMER BROS. CO.

CODE OF CONDUCT AND ETHICS

(Adopted August 26, 2010 & Updated February 2013)

1.    Purpose and Scope

Farmer Bros. Co. (referred to herein as “Farmer Bros.” or the “Company”) has established this Code of Conduct and Ethics (this “Code”) to codify the personal and professional ethical and legal standards of conduct required of Company employees, officers and directors, the procedures by which complaints of violations of those standards will be investigated and the disciplinary actions which may be taken to enforce this Code. This Code is intended to supplement, but not to replace, our Employee Handbook and any other policies that we have established.

This Code applies to all Farmer Bros. employees, officers and directors. All references to the “Company” and “Farmer Bros.” contained herein refer to Farmer Bros. Co. and its subsidiaries. The term “employees” as used in this Code includes contractors.

It is the Company’s intention that this Code be its “code of conduct” within the meaning of the National Association of Securities Dealers Rule 5610, and its written “code of ethics” under Section 406 of the Sarbanes-Oxley Act of 2002 in compliance with the standards set forth in Securities and Exchange Commission (“SEC”) Regulation S-K, Item 406.

This Code is intended to be a “program that has been reasonably designed, implemented, and enforced so that it generally will be effective in preventing and detecting criminal conduct” as designated by the Federal Sentencing Guidelines for Organizations (“Sentencing Guidelines”). This Code includes the following Sentencing Guidelines elements:

•	Compliance standards of conduct and procedures to be followed by Farmer Bros. employees, officers and directors in order to reduce the prospect of criminal conduct;

•	Assignment of overall responsibility to oversee compliance to individuals with high-level responsibility in the organization;

•	Policies and procedures designed to prevent the delegation of substantial discretionary authority to individuals who have a propensity to engage in illegal activities;

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Procedures for effectively communicating policies and procedures broadly to Farmer Bros. employees, officers and directors through publication and dissemination of this Code, and through required participation in training programs;

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Systems designed to detect criminal conduct by Farmer Bros. employees, officers and directors, including reporting systems through which employees and others can report criminal conduct within the organization without fear of retribution;

•	Appropriate disciplinary mechanisms; and

•	Procedures to ensure an appropriate and timely response to detected violations and procedures to prevent further offenses, including modification of this Code, when necessary.

2.    Policy Overview

Farmer Bros.’ business must be conducted in accordance with applicable laws of the United States and other jurisdictions in which Farmer Bros. operates and in accordance with the highest ethical standards of business conduct. Farmer Bros. employees, officers and directors are required and expected to engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. All employees, officers and directors shall adhere strictly to this policy, without exception.

While it is the Company’s explicit policy to comply with all relevant federal, state and local statutes, rules, regulations and applicable listing requirements, our commitment to ethical conduct in the affairs of our business goes far beyond the prohibitions of any particular statute, rule, regulation or listing requirement. It is Farmer Bros.’ longstanding policy to prevent and detect unethical and unlawful behavior, to stop such behavior as soon as reasonably possible, and to discipline personnel involved in impermissible behavior.

This Code cannot describe every practice or convey every standard which relates to Farmer Bros.’ commitment to personal and professional, business, ethical and legal standards. Employees, officers and directors facing situations not specifically addressed in this Code should apply the overall philosophy and concepts set forth in this Code, along with their own good judgment and high ethical standards. It is the responsibility of each employee, officer and director to comply with the laws, rules and regulations applicable to the Company and/or to him or her personally. Each employee, officer and director is responsible for seeking guidance and advice, when needed, and reporting violations of applicable laws, rules and regulations, as well as this Code and other Company policies. No employee, officer or director may delegate these responsibilities to another person or to the Company.

If employees have any doubts or questions, before taking any action they should seek advice from their supervisor or the Company’s Chief Compliance Officer who will consult with the Company’s legal counsel as necessary. We encourage you to voice your concerns and raise any questions which you may have related to this policy free from any fear of retaliation.

3.    Compliance Monitoring

Farmer Bros. has appointed its Chief Financial Officer as Chief Compliance Officer. The Chief Compliance Officer is responsible for overseeing this Code and monitoring compliance with this Code. The Chief Compliance Officer is responsible for coordinating the annual review and modification, if necessary, of this Code. The Chief Compliance Officer reports to Farmer Bros.’ Chief Executive Officer. The Chief Compliance Officer ensures that the Board of Directors and the Audit Committee are knowledgeable about the purpose and content of this Code. The Chief Compliance Officer will furnish the Audit Committee with regular reports regarding the implementation of this Code. The Chief Compliance Officer also will provide a report, at least annually, to the Board of Directors regarding the operation of this Code. The Chief Compliance Officer also will have direct access to Farmer Bros.’ Chief Executive Officer and other senior management, Audit Committee and Board of Directors when he or she determines, with reasonable discretion, that such direct reporting is required to address specific issues or matters. The Chief Compliance Officer may delegate certain compliance duties to other Farmer Bros. personnel. All compliance activities must be coordinated by and through the Chief Compliance Officer.

The designation of a Chief Compliance Officer in no way diminishes the responsibility of employees, officers and directors to comply with this Code, nor does it diminish the responsibility of executive officers, managers and supervisors to ensure that the employees for whom he or she is responsible comply with this Code.

4.    Specific Obligations

a.    General Business Ethics

Farmer Bros. employees, officers and directors are required and expected to deal honestly, truthfully and fairly with others in business. False or intentionally misleading statements or omissions of any kind should never be made. Farmer Bros. will not tolerate any types of deceitful practices.

b.    Confidential Information

Confidential information, either of Farmer Bros. or any other company, must be maintained (unless disclosure is authorized or legally mandated) and must never be misused. Confidential information should be used only for legitimate business purposes and the dissemination of confidential information (both inside and outside the Company) should be limited to those who have a need to know the information for business purposes. Confidential information includes all non-public information that comes to employees, officers and directors in the course of their service to the Company.

c.    Maintenance of Company Books, Records, Documents and Accounts

Farmer Bros. corporate and business records must be maintained completely, accurately and honestly at all times. The making of false or intentionally misleading entries, whether related to financial results or test results, is strictly prohibited. Farmer Bros. records serve as a basis for managing our business and are vital in serving the needs of our customers, suppliers, employees and others with whom we do business. Company money must be accurately accounted for and may only be spent for lawful, Company-related purposes. Employees whose duties involve verification of expenditures of Company money are responsible for verifying that expenditures are legitimate and comply with applicable Company policies, laws, rules and regulations.

d.    Financial Integrity and Public Reporting

Farmer Bros. records are relied upon to produce reports for our management, stockholders, governmental agencies and the general public. In particular, our accounting and other business and corporate records are relied upon for preparing periodic and current reports required by the SEC and The Nasdaq Stock Market, Inc. (“Nasdaq”) where our common stock is traded. These reports must provide full, fair, accurate, timely and understandable disclosures related to the results of our operations and our financial condition.

Employees charged with collecting, analyzing and providing reports related to this information must always strive to ensure that our financial disclosures are accurate and transparent and that our reports contain all of the information required by stockholders and potential investors to assess the soundness and risks of our business and financial position. It is the responsibility of any such employee promptly to bring or cause to be brought to the attention of those responsible for public disclosure at the Company any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and other public communications.

e.    Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes only. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is strictly prohibited.

f.    Political Contributions and Activities

Farmer Bros. assets, including employees’ work time, use of Farmer Bros. premises, use of Farmer Bros. equipment or the Farmer Bros. name, and of course funds and other physical assets, may not be used for or contributed to any political candidate, political action committee, party or ballot measure without prior written permission of the Chief Compliance Officer. Farmer Bros. employees, officers and directors may participate in any political activities of their choice on an individual basis, with their own money and on their own time.

g.    Relationships With Vendors/Customers

Farmer Bros. vendors and customers are to be treated honestly and fairly, with respect and dignity, at all times, without exception. No payments, gifts of more than nominal value, or any form of preferential treatment may be made to obtain or retain business, or to realize a certain price for our products. No payments, direct or indirect, including gifts of more than nominal value, or any form of preferential treatment, may be solicited or accepted from any vendor, customer or competitor of Farmer Bros. Money, gifts, repetitive or extensive entertainment and other favors which would imply or incur an obligation must not be accepted or given by employees, officers, directors or members of their immediate families in connection with transactions involving Farmer Bros. For example, acceptance of an inappropriate gift by a member of your family from one of our suppliers could create a conflict of interest and result in a violation of this Code attributable to you.

Acceptance of a meal, refreshments or entertainment in the normal course of business relations is permitted and, to the extent practical, may be reciprocated consistent with other Company policies.

Farmer Bros. will promptly terminate any employee who offers or receives a bribe or a kickback. Such conduct is illegal and strictly forbidden.

h.    Conflicts of Interest

Farmer Bros. employees, officers and directors must avoid situations that may give rise to a conflict of interest or the appearance of impropriety. A conflict of interest occurs when an individual’s own interest (including the interest of an immediate family member or an organization with which the individual has a significant relationship) interferes or appears to interfere with the Company’s interests. Each employee, officer and director should carefully review his or her own situation from time to time to make sure they are, and remain, free from conflicts of interest.

All decisions involving the Company or its business must be made solely in the best interests of Farmer Bros. Employees, officers and directors must not make decisions based on personal considerations which might affect or appear to affect their judgment. Accordingly, they must not have, or appear to have, any direct or indirect personal interest, financial or otherwise, in any of Farmer Bros.’ competitors, suppliers or customers that would interfere with the Company’s interests. They may not buy or sell, directly or indirectly, any property, goods or services from or to Farmer Bros. for their own benefit or for the benefit of their families or organizations with which they have a significant relationship. Employees, officers and directors must not accept from others, directly or indirectly, any form of compensation for work or services relating to their responsibilities to the Company. The ownership, as an investor, of the securities of publicly held corporations normally would not be considered to be a conflict of interest, provided that such ownership constitutes less than 1% of the public company’s outstanding shares.
Any employee with a question about whether a particular situation constitutes a conflict of interest should discuss it with his or her supervisor or the Chief Compliance Officer. Employees should disclose actual or potential conflicts of interest to their supervisors.

Many conflicts of interest or potential conflicts of interest may be resolved or avoided if they are appropriately disclosed and approved. In some instances, disclosure may not be sufficient and the Company may require that the conduct in question be stopped or that actions taken be reversed where possible.

The following are examples of situations which, depending on the facts and circumstances, might involve conflicts of interest:

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Employment by (including consulting for) or service on the board of a competitor, customer, supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of Farmer Bros. is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization from the Chief Compliance Officer in advance if you plan to take such action.

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Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and Farmer Bros.; the employee’s access to confidential information and the employee’s ability to influence Farmer Bros.’ decisions. If you would like to acquire a financial interest of that kind, you must seek approval of the Chief Compliance Officer in advance.

•	Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us.

•	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

•	Taking personal advantage of corporate opportunities or confidential Company business information.

•	Conducting our business transactions with your family member, significant other or person who shares your household or a business in which you have a significant financial interest.

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Exercising supervisory or other authority on behalf of Farmer Bros. over a co-worker who is also a family member. The employee’s supervisor and/or the Chief Compliance Officer will consult with the Human Resources department to assess the advisability of reassignment.

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Loans to, or guarantees of obligations of, employees or their family members by Farmer Bros. could constitute an improper personal benefit to the recipients of such loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and others may require approval by the Board of Directors or one of its committees.

i.    Related Person Transactions

As a general rule, you should avoid conducting Company business with an immediate family member or significant other, or with a business in which an immediate family member or significant other is associated in any significant role. Immediate family members include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing your household.

If such a related person transaction is unavoidable, before entering into such transaction, you must fully disclose the nature of the proposed related person transaction and any plan or proposal to engage in or continue any transaction that could be a related person transaction (or, to the extent known to you any transaction in which any member of your immediate family is involved), whether or not you believe that your interest in the transaction is material, to the Company’s Chief Compliance Officer, including the following information:

•	The related person’s name and relationship to you and the Company and, if more than one related person, to each other;

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The related person’s interest in the transaction with the Company, including his or her position or relationship with, or ownership in, a firm, corporation or other entity that is a party to or has an interest in the transaction; and

•	The approximate dollar value of the amount involved in the transaction and of the related person’s interest in the transaction.

Directors and executive officers must fully disclose the above information to the Chief Compliance Officer with respect to any related person transaction of which they have knowledge, whether or not the director or executive officer is a party to the transaction.

Upon receipt of such information, the Chief Compliance Officer, in consultation with outside counsel, will determine whether the transaction or relationship constitutes a related person transaction that must be referred to the Audit Committee for review, approval or ratification. All related person transactions referred to the Audit Committee must be reviewed and approved in writing in advance. Additionally, all related person transactions approved by the Audit Committee will be disclosed to the extent required under applicable accounting rules, federal securities laws, SEC rules and regulations, and securities market rules.

j.    Corporate Opportunities

All employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position, using corporate property, information or position for personal gain, and competing with the Company. All employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

k.    Insider Trading

The law prohibits insider trading – that is, buying or selling a company’s stock at a time when an individual has “Material Nonpublic Information” about that company. Material Nonpublic Information is information that is not generally known or available to the public that would affect the market price of the stock or that a reasonable investor would consider important in making an investment decision to buy, hold or sell stock. An easy way to determine if you have Material Nonpublic Information is if the information makes you want to buy or sell, it is likely to have the same effect on others.

Farmer Bros. employees, officers and directors who have access to Material Nonpublic Information may not profit financially by buying, selling or in any other way dealing in Farmer Bros. stock or the stock of another publicly traded company about which the person has obtained Material Nonpublic Information. This prohibition includes benefitting financially or in any other way by passing on Material Nonpublic Information to any other person. This practice, known as “tipping,” also violates the law and can result in the same penalties that apply if an individual engages in insider trading directly, even if the individual does not receive any money or derive any benefit from the trades.

If you possess Material Nonpublic Information, you must refrain from trading the stock of the company concerned, from advising anyone else to do so or from communicating the Material Nonpublic Information to anyone else until you know that it has been disseminated to the public by authorized means.

More detailed information regarding the prohibition on insider trading is contained in the Company’s Insider Trading Policy.

l.    Company Proprietary Information and Trade Secrets

Proprietary information includes data developed or assembled on Company time or at Company expense, that is unique in the sense that the end result is not readily available generally without a like expenditure of time and money, even though the basic data is known or observable. Trade secrets include all data unique to Farmer Bros. and discoverable only by employees in certain positions in Farmer Bros. Information in these categories is the property of Farmer Bros., and any misapplication or misappropriation of that property may prompt legal action by Farmer Bros.

No one should share proprietary information or trade secrets of Farmer Bros. with anyone outside Farmer Bros., or anyone within Farmer Bros. not authorized to receive that information. Nor should anyone solicit or accept from anyone outside Farmer Bros. any proprietary information or trade secrets of another company. Farmer Bros. has no interest either in receiving or using any proprietary information or trade secrets of other companies, because to do so would be unethical and improper.

Further, no one should make any use of materials protected by copyrights, trademarks or patents without first bringing the matter to the attention of the Chief Compliance Officer.

m.    Antitrust

Farmer Bros. has always been, and remains, an ardent supporter of free and fair competition. Farmer Bros. forbids any conduct that would unfairly and unlawfully diminish competition in the marketplace. The antitrust laws protect and promote free and fair competition among businesses. Examples of the types of conduct which are prohibited under the antitrust laws, and are therefore particularly unacceptable to Farmer Bros., include, but are not limited to:

•	Any agreements among competitors about price, or allocation of markets, territories or customers;

•	Any agreements with customers not to deal with a competitor;

•	Restrictions on resale; or

•	Sales conditioned on agreements to purchase other products.

n.    Environmental, Health and Safety Laws and Regulations

Environmental, health and safety laws and regulations are very complex and extremely important. Farmer Bros. has its own written operating procedures that govern our commitment to comply with all applicable environmental, health and safety laws and regulations. Compliance with these regulations is essential. In addition, it is essential that any reports or representations made by or on behalf of Farmer Bros. to any environmental, health or safety regulatory body is completely accurate and correct, containing no false statements or material omissions.

o.    International Business

Farmer Bros. will observe the highest ethical standards in all business transactions, including those involving foreign countries. Farmer Bros. should not conduct business in any foreign country in a way that would be illegal or improper in the United States.

Both the Foreign Corrupt Practices Act and the Organization for Economic Cooperation and Development Anti-Bribery Convention prohibit the bribing of any foreign government official. Payments made to any foreign agent must be lawful and required under the laws of the foreign country. Payments by or on behalf of Farmer Bros. to foreign agents should always be strictly for services rendered and should be reasonable in amount given the nature of those services.

Governments sometimes seek to advance their own political agendas by pressuring companies with whom they do business to boycott the companies or products of certain other countries. It is unlawful for any United States citizen or company to comply with, further or support a boycott against a country which is not itself the object of any form of boycott pursuant to United States law or regulation. The Company refuses to participate in furthering any form of illegal boycott.

Farmer Bros. will be accurate and truthful in representing international business transactions to government agencies. All information furnished to any customs official or to any agent which Farmer Bros. may have hired to facilitate imports and exports must be accurate and truthful. If you conduct business internationally on behalf of Farmer Bros., please make sure you have a thorough understanding of these laws.

p.    Media and Public Discussions

Farmer Bros. is a publicly traded company and is therefore required to make certain disclosures of material information concerning our business and financial operations. We make these disclosures through very specific and limited channels in order to avoid inappropriate publicity and to ensure that all persons with an interest in the Company have equal access to such information.

All inquiries or calls from the press, financial analysts or other individuals or entities requesting information about Farmer Bros. should be referred to the CFO, or to the person who in the future may be designated to be in charge of investor relations for the Company. Farmer Bros. has designated the CEO and the CFO as our official spokespersons. Unless a specific exception has been made by the CEO or the CFO, the CEO and CFO are the only people who may communicate freely with the press on behalf of Farmer Bros.

q.    Workplace Behavior

The Company is committed to providing a work environment free of discrimination and harassment. Farmer Bros. and its employees, officers, contractors, vendors and customers are responsible for maintaining a work environment consistent with this policy. Discrimination against any group or individual on the basis of race, color, national origin, gender, gender identity or expression, sexual orientation, marital status, citizenship status, religion, age, physical or mental disability, ancestry or veteran status is strictly prohibited. Likewise, harassment of an individual in the workplace for any reason, including race, color, national origin, gender, gender identity or expression, sexual orientation, marital status, citizenship status, religion, age, physical or mental disability, ancestry or veteran status is prohibited. Harassing an employee off Company premises is also strictly prohibited.

Farmer Bros. will not tolerate retaliation against anyone who rejects sexual advances, makes a report of harassment or provides information or assistance in the investigation of such a report.

r.    Interference With an Audit

It is unlawful to attempt improperly to persuade an outside auditor to approve false financial statements. Farmer Bros. prohibits its employees, officers and directors, and anyone acting under their direction, from, directly or indirectly, taking any action to fraudulently influence, coerce, manipulate or mislead Farmer Bros.’ outside auditors for the purpose of rendering the Company’s financial statements materially misleading.

s.    Preservation of Documents

Farmer Bros. prohibits its employees, officers and directors, and anyone acting under their direction from knowingly altering, destroying, mutilating, concealing, covering up, falsifying or making a false entry in any records with the intent to impede, obstruct or influence an investigation in a matter within the jurisdiction of any federal agency or under any federal bankruptcy case.

The Chief Compliance Officer, with advice of outside counsel, is responsible for establishing procedures to prevent the intentional or inadvertent destruction of documents that could lead to prosecution for obstruction of justice. If Farmer Bros. has been served with a government subpoena or has reason to believe that there is an impending government investigation, it must retain all potentially responsive documents. If Farmer Bros. is served with a subpoena or has reason to believe a subpoena may be served, the Chief Compliance Officer is responsible for immediately directing employees to retain all documents that may potentially respond to the subpoena.

5.    Role of Supervisory Personnel

Farmer Bros.’ executive officers, managers and supervisors are responsible for establishing a culture of ethics and compliance throughout Farmer Bros. and for ensuring compliance with this Code. All such personnel are expected to set an example for all Farmer Bros. employees by always adhering to the highest ethical standards. Such personnel are responsible for:

•    Providing that the employees they supervise receive copies of this Code;

•    Using their best efforts to ensure that they comply with this Code; and

•	Maintaining an organizational culture where employees feel free to raise questions and concerns.

6.    Special Responsibilities of the CEO and Senior Financial Officers

In addition to the other policies set forth herein, the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other persons performing similar functions who are designated by either the Board of Directors or senior management of the Company from time-to-time (collectively, the “Covered Officers”) are subject to the following additional specific policies:

a.    Covered Officers are responsible for full, fair, accurate, timely and understandable disclosure in documents and reports Farmer Bros. files with, or submits to, the SEC and other regulators, and in all other public communications made by Farmer Bros. Accordingly, it is the responsibility of each Covered Officer promptly to bring or cause to be brought to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by Farmer Bros. in its public filings and other public communications or otherwise assist the Audit Committee in fulfilling its responsibilities as specified in the Audit Committee’s charter.

b.    Each Covered Officer shall comply with applicable rules and regulations of federal, state and local governments and other private and public regulatory agencies, including exchanges on which the Company’s securities are listed.

c.    Each Covered Officer shall act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

d.    Each Covered Officer shall promote ethical behavior as a responsible partner among peers in his or her work environment.

e.    Each Covered Officer shall promptly bring or cause to be brought to the attention of the Company’s outside legal counsel and to the Audit Committee any information he or she may have concerning any known or suspected violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in Farmer Bros.’ financial reporting, disclosures or internal control.

f.    Each Covered Officer shall promptly bring or cause to be brought to the attention of the Company’s outside legal counsel and to the Audit Committee any information he or she may have concerning evidence of any known or suspected violation of the securities or other laws, rules or regulations applicable to Farmer Bros. and the operation of its business, by Farmer Bros. or any agent thereof.

7.    Reporting Procedures and Complaint Investigation

a.    Reporting Procedures

i.    Open Door Policy

Farmer Bros. is committed to establishing an environment that encourages employees to seek and receive prompt guidance before engaging in conduct that may violate this Code. Employees should consult with their managers or supervisors about any questions regarding this Code. Managers and supervisors should respond to any inquiry and refer the question to the appropriate personnel within Farmer Bros., if necessary. All management personnel shall have an “open door policy” to permit and encourage employees to report suspected violations of this Code.

ii.    Reporting Illegal Activities or Violations

Farmer Bros. employees, officers and directors who become aware of any actual or potential misconduct, including illegal activities or any violation of this Code are required to immediately report such conduct.
Employees may report illegal activity or a violation of this Code to their supervisors, directly to the Chief Compliance Officer or to the following Farmer Bros. Corporate Governance and Ethics Hotline which has been established for such use:

Voice Mail Number: (800) 216-6577

Voice mail messages can be sent anonymously to the Farmer Bros. Corporate Governance and Ethics Hotline; however, if you wish to preserve your anonymity, you should not send voice mail messages using a phone located within the Company’s offices or which may display caller identification information.

Employees may report questionable accounting, internal controls or auditing policies or practices directly to the Chairperson of the Audit Committee of the Company’s Board of Directors or to the following Corporate Governance and Ethics Hotline which has been established for such use:

Voice Mail Number: (800) 216-6577

Voice mail messages can be sent anonymously to the Farmer Bros. Corporate Governance and Ethics Hotline; however, if you wish to preserve your anonymity, you should not send voice mail messages using a phone located within the Company’s offices.

Supervisory personnel are required to communicate reported violations of law or Company policy to the Chief Compliance Officer. Contact information for the Chief Compliance Officer is as follows:
Chief Compliance Officer
Farmer Bros. Co.
20333 South Normandie Avenue
Torrance, California 90502
(310) 787-5241
complianceofficer@farmerbros.com

A full and accurate report made to the Chief Compliance Officer constitutes compliance with the foregoing reporting requirement for supervisory personnel.

Employees who abuse the reporting mechanisms established under this Code by making unfounded, untrue or frivolous allegations may be subject to disciplinary action.

b.    Complaint Investigation Procedures

Complaints which do not relate to accounting, internal accounting controls or auditing will be handled by the Chief Compliance Officer and the Company’s legal counsel as appropriate. Complaints alleging questionable accounting, internal accounting controls and auditing matters will be referred to the Audit Committee of the Board of Directors. The Audit Committee will evaluate each complaint or concern to which it is referred. The Audit Committee may discuss the complaint or concern with the employee, with other employees, management and the Company’s independent auditors. All actions taken by the Audit Committee shall, to the fullest extent permitted by law, respect the employee’s request, if any, for anonymity and confidentiality. The Audit Committee may request the Company’s legal counsel to conduct an investigation or may, in its discretion, retain its own counsel, accountants, investigators or other advisors to evaluate and/or to investigate the complaint at the expense of the Company. The Audit Committee shall make such report and recommendation to the Board of Directors of the Company as the Audit Committee deems to be appropriate with respect to each complaint or concern referred to the Audit Committee. All documents and records relating to the complaint or concern and any inquiry or investigation relating thereto (excluding any report made to the Board of Directors which shall be kept with the corporate records) shall be maintained by the Audit Committee or its counsel off Company premises and shall not be accessible to management.

Any other complaints alleging serious misconduct by senior management will be referred to the full Board of Directors for evaluation and investigation as appropriate. Such other complaints will be investigated by the Company’s legal counsel, as appropriate, and a summary of the complaints and management follow up will be reported to the Audit Committee periodically.

All Farmer Bros. employees, officers and directors are expected to cooperate in the investigation of an alleged violation. It is imperative, however, that even a preliminary investigation of any suspected violation not be conducted without consultation with, and direction from, the Chief Compliance Officer. Investigations may raise complicated legal issues. Investigations conducted without the advice of Farmer Bros.’ legal counsel could result in the waiver of important legal privileges.

c.    Policy Against Retaliation

Farmer Bros. strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of this Code or the law. Reporting “in good faith” means employees will report instances when they believe there has been a violation or when there is the potential or likelihood that a violation will occur, and employees will not make frivolous or false reports. Anyone who retaliates against an employee who in good faith reported misconduct or sought help will be subject to discipline, including possible termination of employment.

8.    Disciplinary Sanctions and Waivers

a.    Accountability

All employees, officers and directors will be held accountable for adherence to this Code. Individuals who violate the policies set forth in this Code will be subject to discipline. Disciplinary measures will vary, depending on the seriousness of the violation and the individual circumstances involved. Available disciplinary sanctions include suspension, termination and referral to public law enforcement authorities for possible prosecution.

b.    Violations by Covered Officers

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code by any Covered Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and may include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board, demotion or reassignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), termination of the individual’s employment and referral to public law enforcement authorities for possible prosecution. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

c.    Waivers

It is not anticipated that there will be any waivers of this Code. Any waivers must be made in writing, and only Farmer Bros.’ CEO and Chief Compliance Officer, acting together, may make waivers of this Code for employees. Any waiver of this Code for Farmer Bros. directors and executive officers, including the Company’s CEO, CFO and any other senior financial officers, may be made only by the Board of Directors or the appropriate committee of the Board of Directors, and will be disclosed to the public as required by law or the Nasdaq rules.

9.    Communication and Training

a.    Dissemination of Information

A critical aspect of this Code is the effective communication of its contents. Employees, officers and directors are required to read and comply with this Code of Conduct and Ethics. Executive officers, managers and supervisors shall use their best efforts to ensure that employees under their supervision read, understand and comply with this Code.

Human Resources is responsible for providing copies of this Code and other Farmer Bros. policies in the new employee package for all employees, and for distributing any amendments to this Code or such other policies to all employees promptly following adoption. This Code shall be posted on the Company’s website. The Company’s annual report on Form 10-K filed with the SEC will state that this Code is available on the Company’s website. Farmer Bros. reserves the right to amend or supplement this Code and the matters addressed herein, without prior notice, at any time.

b.    Training

The Chief Compliance Officer is responsible for ensuring that mechanisms are established for training employees on how to comply with this Code. Training shall include the following:

•	Employees, including all new employees, shall receive a copy of this Code; and

•
Each executive officer, manager and supervisor is responsible for ensuring that employees under his or her supervision receive training in this Code, and applicable laws and regulations, on at least an annual basis.

The Chief Compliance Officer shall assist in the preparation and presentation of these training seminars and shall document attendance at such training sessions.

10.    At-Will Employment

This Code and the matters contained herein do not provide a guarantee of continuing Company policy or alter Farmer Bros.’ general policy whereby employment is at-will and under which either Farmer Bros. or the employee may terminate the employee’s employment at any time, with or without notice.